Exhibit 2.2

EXECUTION VERSION

FIRST Amendment to PRODUCT PURCHASE agreement

This First Amendment to Product Purchase Agreement (this “Amendment”) is dated as of December 2, 2016, by and among Romeo Charlie Acquisition I, LLC, a Delaware limited liability company (“Purchaser I”), Romeo Charlie Acquisition II, LLC, a Delaware limited liability company (“Purchaser II”, and together with Purchaser I, “Purchasers”), and Vimal Kavuru, in his capacity as agent (“Agent”) for Members and Sellers (each as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Product Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Product Purchase Agreement, dated as of November 2, 2016 (together with the exhibits and schedules thereto, the “Product Purchase Agreement”), by and among Citron Pharma LLC, a New Jersey limited liability company (“Seller I”), Lucid Pharma LLC, a New Jersey limited liability company (“Seller II” and together with Seller I, “Sellers”), Citgen Pharma Holding LLC, a New Jersey limited liability company (“Member I”), Gensource Pharma LLC, a Delaware limited liability company (“Member II”), Sudha Kavuru, an individual (“Member III” and collectively with Member I and Member II, “Direct Members”), SS Pharma LLC, a New Jersey limited liability company, Shore Pharma LLC, a New Jersey limited liability company and Pharma Reach LLC, a New Jersey limited liability company (collectively, “Indirect Entity Members”), Vimal Kavuru and Subha Sri Thogarchedu (together, “Indirect Individual Members” and collectively with Indirect Entity Members “Indirect Members;” and Indirect Members collectively with Direct Members, “Members”), Aceto Corporation, a New York corporation, Purchaser I, Purchaser II and Agent, among other things, Purchasers have agreed to acquire the Purchased Products and Related Assets and to assume the Assumed Liabilities, pursuant to the terms, and subject to the conditions, set forth therein;

WHEREAS, pursuant to Section 12.2 of the Product Purchase Agreement, any provision of the Product Purchase Agreement may be amended if such amendment is in writing and signed by Purchasers and Agent; and

WHEREAS, Purchasers and Agent desire to amend the Product Purchase Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Amendment to Schedule 1.1(j). Schedule 1.1(j) of the Product Purchase Agreement is hereby deleted and replaced with the Schedule 1.1(j) set forth on Exhibit A attached hereto.

2.          Amendment to Schedule 1.8. Schedule 1.8 of the Product Purchase Agreement is hereby deleted and replaced with the Schedule 1.8 set forth on Exhibit B attached hereto.

3.          Miscellaneous.

(a)          Except as expressly provided herein, all of the terms, conditions and other provisions of the Product Purchase Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect in accordance with their respective terms. Any reference to the Product Purchase Agreement in any instrument or document shall be deemed a reference to the Product Purchase Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of the Product Purchase Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

(b)          This Amendment and its negotiation, execution, performance or non-performance, interpretation, construction and all Proceedings that may be based upon, arise out of, or relate to this Amendment, or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of Laws principles.

(c)          This Amendment may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other parties, it being understood that the parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

PURCHASERS:

PURCHASER I:
ROMEO CHARLIE ACQUISITION I, LLC

By:	/s/ Salvatore J. Guccione
Name: Salvatore J. Guccione
Title: Chief Executive Officer

PURCHASER II:
ROMEO CHARLIE ACQUISITION II, LLC

By:	/s/ Salvatore J. Guccione
Name: Salvatore J. Guccione
Title: Chief Executive Officer

AGENT:

VIMAL KAVURU

By:	/s/ Vimal Kavuru

[Signature Page to First Amendment to Product Purchase Agreement]

EXHIBIT A

Schedule 1.1(j)

Pro Rata Shares

For purposes of Sections 1.7(b), 1.11(a)(i), 1.11(a)(ii), and 1.13(c):

Citron Pharma LLC: 77.7778%

Lucid Pharma LLC: 22.2222%

For purposes of Sections 1.8(a), 1.11(a)(iii), 1.11(a)(iv) and 1.15:

Citron Pharma LLC: 100%

Lucid Pharma LLC: 0%

For purposes of Section 11.1:

Citron Pharma LLC: for payments pursuant to Sections 1.7(b), 1.8(a), 1.13(c) or 1.15, the applicable percentage set forth above; otherwise, 85.8824%, or such other percentage as reasonably determined by Agent.

Lucid Pharma LLC: for payments pursuant to Sections 1.7(b), 1.8(a), 1.13(c) or 1.15, the applicable percentage set forth above; otherwise, 14.1176%, or such other percentage as reasonably determined by Agent.

EXHIBIT B

Schedule 1.8

Equity Consideration

3,841,463 shares of Common Stock on the 3rd Anniversary of the Closing Date and 1,280,488 shares of Common Stock on the 4th Anniversary of the Closing Date.